UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________
FORM 8‑K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 8, 2015

The Medicines Company
(Exact Name of Registrant as Specified in Charter)

Delaware	000-31191	04-3324394
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Sylvan Way Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 290-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors or Certain Officers; Appointment of Certain Officers.

On December 8, 2015, Glenn P. Sblendorio, President and Chief Financial Officer and director of The Medicines Company (the “Company”), gave notice of his retirement from the Company, effective March 31, 2016. As of January 1, 2016, Mr. Sblendorio will step down as director, principal financial and accounting officer and executive officer of the Company. From January 1, 2016 until March 31, 2016, Mr. Sblendorio will serve as a Special Advisor to the Company's Chief Executive Officer, and during such period will continue to receive his current compensation. The Company issued a press release with respect to Mr. Sblendorio’s retirement, a copy of which is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

William B. O’Connor, age 57, currently Senior Vice President and Chief Accounting Officer for the Company, will assume the role of Chief Financial Officer as of January 1, 2016 and, as of such date, will be the Company’s principal accounting officer. Mr. O’Connor has been the Company’s Chief Accounting Officer since March 2008.

Compensatory Arrangements of Certain Officers.

On December 8, 2015, the Board of Directors of the Company approved, including for the Company’s named executive officers, (i) amending the Company’s severance agreements to provide that in the event of a signatory’s termination without cause or for good reason (as such terms are defined in the applicable agreement), all outstanding equity awards will be treated the same as stock options are treated under the existing agreements, and (ii) amending the Company’s policy that provides eligible retirees with up to a three-year period in which to exercise vested options to make it applicable to any employee that voluntarily retires at or after age 60 and has at least 10 years of service to the company.

Item 9.01. Financial Statements and Exhibits
(d)    Exhibits

99.1	Press release dated December 9, 2015 entitled “Glenn Sblendorio To Retire as President and Chief Financial Officer from The Medicines Company”

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MEDICINES COMPANY
Date:  December 9, 2015
By:    /s/ Stephen M. Rodin
Stephen M. Rodin
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
99.1	Press release dated December 9, 2015 entitled “Glenn Sblendorio To Retire as President and Chief Financial Officer from The Medicines Company”